Exhibit 99.2

INTERSIL CORPORATION

2008 EQUITY COMPENSATION PLAN

AMENDED AND RESTATED APRIL 26, 2010

(EXCEPT AS OTHERWISE PROVIDED HEREIN))

Intersil Corporation, a Delaware corporation, wishes to attract key employees, directors and consultants to the Company, its Subsidiaries and its Affiliates, to induce key employees, directors and consultants to remain with the Company, its Subsidiaries and its Affiliates and to encourage them to increase their efforts to make the Company’s business more successful, whether directly or through its Subsidiaries. In furtherance thereof, the Intersil Corporation 2008 Equity Compensation Plan is designed to provide equity-based incentives to key employees, directors and consultants of the Company, its Subsidiaries and its Affiliates. Awards under the Plan may be made in the form of Options, Stock Appreciation Rights, Restricted Stock, Phantom Shares or Deferred Stock Units.

1.	DEFINITIONS.

Whenever used herein and unless otherwise provided in a Participant’s Award Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) each Person of which such specified Person or an Affiliate (as defined in clause (i) above) thereof shall, directly or indirectly, beneficially own at least 5% of any class of outstanding capital stock or other evidence of beneficial interest at such time.

“Award” means, except where referring to a particular category of grant under the Plan, an Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock, Phantom Share or Deferred Stock Unit.

“Award Agreement” means a certificate issued by the Company to a Participant evidencing and setting forth the terms and conditions of an Award made under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means the Participant’s (i) act or acts of dishonesty, moral turpitude or criminality with respect to his or her employment or other service with the Company, (ii) continued failure to perform such Participant’s duties as an Employee, Director or Consultant, as reasonably determined by the Board (or the Committee, if such power is so delegated by the Board) acting in good faith, after reasonable notice of such failure and opportunity to cure such failure (if curable) is given to such Participant by the Board (or the Committee, if such power is so delegated by the Board), or (iii) willful or deliberate violations of such Participant’s obligations to the Company that result or could reasonably be expected to result in material injury to the Company. For these purposes “Company” shall include the Subsidiaries or Affiliates of the Company, as applicable.

“Change in Control” means the happening of any of the events described below, provided, however that to the extent required to avoid accelerated or additional taxation under Section 409A of the Code such definition shall be modified, in the Committee’s discretion, to mean solely a change in ownership or effective control of the Company within the meaning of Section 409A(1)(2)(v) of the Code and the applicable guidance thereunder:

(i.)	any Person, other than (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (e) a Participant or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes the Participant), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(ii.)	during any period of 12 consecutive months, the individuals at the beginning of any such period who constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii.)	the consummation of a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such merger or consolidation, would not, immediately after the merger or consolidation, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or

(iv.)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder.

“Committee” means the Committee appointed by the Board under Section 3.

“Common Stock” means Class A Common Stock of the Company, par value $.01 per share, either currently existing or authorized hereafter.

“Company” means Intersil Corporation, a Delaware corporation, or any successor thereto.

“Consultant” means a key consultant rendering service to the Company, its Subsidiaries or its Affiliates.

“Deferred Stock Unit” or “DSU” means the unfunded right awarded under Section 10 to receive a Share after the applicable vesting period or deferral period expires and other conditions, including, when applicable, the attainment of specified Performance Goals, provided by the Committee are satisfied.

“Director” means a member of the Board who is not an employee of the Company or a Subsidiary.

“Disability” means a Participant either:

(i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

“Employee” means a key employee of the Company, its Subsidiaries or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

“Fair Market Value” per Share means, on any given date (i) if the Shares are then listed on a national stock exchange, the closing price per Share on the exchange for such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale occurred; (ii) if the Shares are not then listed on a national exchange, but are then quoted on NASDAQ or a similar quotation system, the closing price for the Shares as quoted on NASDAQ or a similar quotation system on such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 409A of the Code (and, with respect to Incentive Stock Options Section 422 of the Code) and the applicable guidance thereunder.

“Grantee” means an Employee, Director or Consultant who is granted a Stock Appreciation Right, Restricted Stock, Phantom Share or Deferred Stock Unit hereunder.

“Incentive Stock Option” means an Option which is an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option.

“Option” means the right to purchase, at the price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.

“Optionee” means an Employee, Director, or Consultant to whom an Option is granted, or the Successors of the Optionee, as the context so requires.

“Option Price” means the exercise price per Share of an Option.

“Participant” means a Grantee or Optionee.

“Performance Goal” means the goal established by the Committee for a performance measuring period during the period permitted by Section 162(m) of the Code, based upon one or more criteria that the Committee shall select from the following: revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or debt reduction.

“Person” means any individual, partnership, corporation, company, limited liability company, association, trust, joint venture, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Phantom Share” means a right, pursuant to the Plan, of the Grantee to payment of the Phantom Share Value.

“Phantom Share Value” per Phantom Share, means the Fair Market Value of a Share or, if so provided by the Committee, such Fair Market Value to the extent in excess of a base value established by the Committee at the time of grant.

“Plan” means this Intersil Corporation 2008 Equity Compensation Plan, as amended from time to time.

“Restricted Stock” means an award of Shares that are subject to restrictions hereunder as described in Section 8.

“Retirement” means the Separation from Service of a Participant with the Company under circumstances which would entitle an Employee to an immediate pension under one of the Company’s approved retirement plans or retirement as determined by the Committee in its absolute discretion pursuant to such other standard as may be adopted by the Committee.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations thereunder.

“Separation from Service” means a Participant’s termination of employment or other service, as applicable, with the Company and its Subsidiaries that meets the requirements of a “separation from service” as defined in Section 409A of the Code and guidance thereunder. For these purposes, service with the Company or its Subsidiaries does not include any period of required notice under applicable law prior to Separation from Service, or during which a Participant is receiving severance pay or “pay in lieu of notice”. Cessation of service as an officer, Employee, Director or Consultant shall not be treated as a Separation from Service if the Participant continues without interruption to serve thereafter in a material manner in another one (or more) of such other capacities, as determined by the Committee in its sole discretion. Unless otherwise required under Section 409A of the Code, a transfer of employment or service between the Company and a Subsidiary or Affiliate shall not be deemed a Separation from Service. However, individuals employed by or providing services to an entity that ceases to be Subsidiary or Affiliate shall be deemed to have incurred a Separation from Service as of the date such entity ceases to be a Subsidiary or Affiliate.

“Settlement Date” means the date determined under Section 9.4(c).

“Share” means one share of Common Stock of the Company.

“Specified Employee” means a “specified employee” as determined in accordance with the requirements under Section 409A(a)(2)(B) of the Code.

“Stock Appreciation Right” or “SAR” means the right granted under Section 7 to receive, in cash or Shares, as determined by the Committee, the increase in the Fair Market Value of a Share underlying the SAR from the date of grant to the date of exercise.

“Subsidiary” means any corporation (other than the Company) that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code. In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to any company that is a “parent corporation” with respect to the Company under Section 424(e) of the Code.

“Successor of the Optionee” means: (i) the legal representative of the estate of a deceased Optionee, (ii) persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee or (iii) persons who shall acquire the right to exercise an Option on behalf of the Optionee as the result of a determination by a court or other governmental agency of the incapacity of the Optionee.

2.	EFFECTIVE DATE AND TERMINATION OF PLAN.

The original effective date of the Plan is May 7, 2008, subject to the approval of the stockholders of the Company. The Plan shall terminate on, and no Award shall be granted hereunder on or after, the 10-year anniversary of the earlier of the adoption of the Plan and any amendment and restatement thereto by (i) the Board or (ii) the approval of the Plan by the stockholders of the Company; provided, however, that the Board (or the Committee, if such power is so delegated by the Board) may at any time prior to that date terminate the Plan.

3.	ADMINISTRATION OF PLAN.

(a) The Plan shall be administered by the Committee appointed by the Board. The Committee shall consist of at least two individuals each of whom shall be a “non-employee director” as defined in Rule 16b-3 as promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act and shall (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards), qualify as “outside directors” for purposes of Section 162(m) of the Code and related Treasury regulations and meet the requirements for “independence” of any applicable stock exchange or securities self-regulatory organization. Notwithstanding the foregoing, the Board or the Committee may designate one or more officers or Board members to serve as a “Secondary Committee” and delegate to the Secondary Committee authority to grant Awards to eligible individuals who are not subject to the requirements of Rule 16b-3 or Section 162(m) of the Code. The Secondary Committee shall have the same authority with respect to selecting the individuals to whom such Awards are granted and establishing the terms and conditions of such Awards as the Committee has under the terms of the Plan.

(b) The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. No member of the Committee may act as to matters under the Plan exclusively relating to such member. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder.

(c) Subject to the provisions of the Plan, the Committee shall in its discretion as reflected by the terms of the Award Agreements (i) authorize the granting of Awards to Employees, Directors or Consultants of the Company and its Subsidiaries and Affiliates; (ii) determine the eligibility of an Employee, Director or Consultant to receive an Award subject to Section 4 hereof, (iii) determine the number of Shares to be covered under any Award Agreement, considering the position and responsibilities of the Employee, Director or Consultant, the nature and value to the Company of the Employee’s, Director’s or Consultant’s present and potential contribution to the success of the Company whether directly or through a Subsidiary or Affiliate and such other factors as the Committee may deem relevant, and (iv) determine the Performance Goals, if any, that apply to the receipt or vesting of any Award hereunder and certify that such Performance Goals have been attained, if applicable.

(d) The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as determined by the Committee. The Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement.

(e) Without limiting the generality of the Committee’s discretion hereunder, the Committee may (subject to such considerations as may arise under Section 16 of the Exchange Act, or under other corporate, securities or tax laws) take any steps it deems appropriate, that are not inconsistent with the purposes and intent of the Plan, to establish Performance Goals applicable to Awards otherwise permitted to be granted hereunder, and to attempt to procure stockholder approval with respect thereto, to take into account the provisions of Section 162(m) of the Code and the regulations thereunder.

4.	ELIGIBILITY.

Any Employee, Director or Consultant of the Company or its Subsidiaries or Affiliates who is designated by the Committee as eligible to participate in the Plan shall be eligible to receive an Award under the Plan, provided that no Incentive Stock Option shall be granted to a Director or Consultant and no Option or SAR shall be granted to any Employee, Director or Consultant of any Affiliate with respect to which the Company or a Subsidiary does not have a “controlling interest” as defined under Section 409A of the Code.

5.	SHARES AND UNITS SUBJECT TO THE PLAN; TERM OF AWARDS.

5.1.	In General.

(a) Subject to Section 5.2, and subject to adjustments as provided in Section 15, the total number of Shares subject to Awards granted under the Plan, in the aggregate, may not exceed 17,300,000; provided that each share issued pursuant to an Award other than an Option or SAR shall reduce the number of Shares available for issuance under the Plan by 2.33 Shares. For example, if all Awards under the Plan are in the form of Restricted Stock Awards, 7,424,892 Shares are available for issuance, subject to adjustment as provided in Section 15. Shares distributed under the Plan may be treasury Shares or authorized but unissued Shares. If any Shares covered by an Award are later canceled or forfeited or for any other reason are not, and will not be, payable under the Plan, such Shares may again be made the subject of Awards under the Plan; however, such Shares shall be counted against the Individual Limit (as defined in Section 5.2).

(b) The certificates for Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any rights of first refusal or other restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate.

5.2.	Other Limitations.

In no event may any Participant receive Awards totaling more than 666,667 Shares in any calendar year (the “Individual Limit”), or in the case of Awards payable in cash $2,000,000. The aggregate Fair Market Value, determined as of the date an Award is granted, for Awards that are intended to be Incentive Stock Options which are first exercisable by the Optionee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000. To the extent an Award purporting to be an Incentive Stock Option exceeds the limitation in the previous sentence the portion of the Award in excess of such limit shall be a Non-Qualified Stock Option.

5.3.	Term of Awards.

The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Award exceed a period of seven years from the date of grant.

6.	PROVISIONS APPLICABLE TO STOCK OPTIONS.

6.1.	Grant of Option.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those eligible Employees, Directors and Consultants of the Company and its Subsidiaries or Affiliates to whom Options are to be granted and the number of Shares to be optioned to each such Employee, Director and Consultant; (ii) determine whether to grant Incentive Stock Options, Non-Qualified Stock Options, or both (to the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option hereunder); provided that Incentive Stock Options may only be granted to Employees; (iii) cause each Option to be designated as an Incentive Stock Option or a Non-Qualified Stock Option; (iv) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; and (v) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.

6.2.	Option Price.

(a) The Option Price shall be determined by the Committee on the date the Option is granted and shall be reflected in the Award Agreement, as the same may be amended from time to time subject to section 6.2(b). Any particular Award Agreement may provide for different exercise prices for specified amounts of Shares subject to the Option provided that the Option Price with respect to each Option (regardless of whether it is an Incentive Stock Option or Non-Qualified Stock Option) shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted. Notwithstanding the foregoing, in the case of the grant of an Incentive Stock Option to an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), the Option Price with respect to each Option shall not be less than 110% of the Fair Market Value of a Share on the day the Option is granted.

(b) The Option Price of an Option awarded under the Plan shall not be reduced after the grant of such Option, except in the case of a change in capital structure as described in Section 15.1

6.3.	Period of Options Vesting and Exercisability.

(a) Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the seventh anniversary of the date of grant or shall have such other shorter term as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

(b) The Award Agreement may, but need not, include a provision whereby the Optionee may elect at any time while an Employee, Director, or a Consultant to exercise the Option as to any part or all of the Shares subject to the Option prior to the full vesting of the Option. Any Shares so purchased (i) shall vest in accordance with the vesting schedule otherwise applicable to the Option, (ii) shall, prior to vesting, be subject to a repurchase right in favor of the Company, with the repurchase price to be equal to the lesser of (x) the exercise price paid or (y) the Fair Market Value of the Shares on the date of such repurchase, and (iii) shall be subject to any other restriction the Company determines to be appropriate.

(c) Unless otherwise provided in the Award Agreement or herein, no Option (or portion thereof) shall ever be vested and exercisable, and no Shares acquired pursuant to such Option shall ever be vested, if the Optionee has a Separation from Service before the time at which such Option or Shares would otherwise have become vested, and any Option that would otherwise become vested and exercisable, or Shares that would otherwise become vested, after such Separation from Service shall be forfeited upon such separation. Notwithstanding the foregoing provisions of this Section 6.3, Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or vested, and Shares subject to such schedule may be fully or more rapidly vested, at any time in the discretion of the Committee. Upon and after the death of an Optionee, such Optionee’s Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee’s death, may be exercised by the Successors of the Optionee.

6.4.	Exercisability Upon and After Separation of Optionee.

(a) The Committee shall provide in the Award Agreement the extent (if any) to which any Option may be exercised upon the Separation from Service of the Optionee.

(b) Except as may otherwise be expressly set forth in this Section 6 or as may otherwise be expressly provided under the Award Agreement, no provision of this Section 6 is intended to or shall permit the exercise of the Option to the extent the Option was not exercisable upon the Separation from Service.

6.5.	Exercise of Options.

(a) Subject to vesting and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Option Price made, by an Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.

(b) Without limiting the scope of the Committee’s discretion hereunder, the Committee may impose such other restrictions on the exercise of Incentive Stock Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

(c) If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Affiliate) thereupon has a tax-withholding obligation, shall pay to the Company (or such Affiliate) an amount equal to any withholding tax the Company (or Affiliate) is required to pay as a result of the disqualifying disposition.

6.6.	Payment.

(a) The aggregate Option Price shall be paid in full within three days of exercise. Payment must be made by one of the following methods

(i) cash or a certified or bank cashier’s check;

(ii) in cash or a certified or bank cashier’s check or wire transfer received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Shares covered by the Option,

(iii) if approved by the Committee in its discretion Shares of Common Stock owned by the Participant for at least six months prior to the exercise and having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price; or

(iv) by any combination of such methods of payment or any other method acceptable to the Committee in its discretion; provided, that such method does not result in an impermissible or illegal arrangement of or extension of credit by the Company to the Participant.

(b) Except in the case of Options exercised by certified or bank cashier’s check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option. Any fractional Shares resulting from an Optionee’s election that is accepted by the Company shall be paid in cash.

6.7.	Exercise by Successors.

An Option may be exercised, and payment in full of the aggregate Option Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Such notice shall state that the aggregate Option Price will be paid in full, or that the Option will be exercised as otherwise provided hereunder, in the discretion of the Company or the Committee, if and as applicable.

6.8.	Nontransferability of Option.

Each Option granted under the Plan shall by its terms be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of his death. The Committee may (but need not) permit other transfers of Non-Qualified Stock Options, where the Committee concludes that such transferability (i) does not result in an acceleration resulting in U.S. federal income taxation under Section 409A of the Code, and (ii) is otherwise appropriate and desirable.

7.	PROVISIONS APPLICABLE TO STOCK APPRECIATION RIGHTS

The grant of Stock Appreciation Rights (SARs) shall be subject to the following terms and conditions:

7.1. Grant of SARs: Any SAR granted under the Plan shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and shall specify the number of Shares subject to the SAR and the exercise price for the SAR. The Agreement may contain such other provisions not inconsistent with the terms of the Plan as the Committee shall deem advisable. The exercise price of a SAR shall not be less than the Fair Market Value of the Common Stock on the date of grant.

7.2. Tandem SARs. A SAR granted under the Plan may, if the Committee so provides, be granted in tandem with all or a portion of a related Option. A SAR granted in tandem with an Option may be granted either at the time of the grant of the Option or at a time thereafter during the term of the Option and shall be exercisable only to the extent that the related Option is exercisable. The exercise price of a SAR granted in tandem with an Option may not be less than the Fair Market Value of the Shares underlying the related Option on the date of the SAR grant.

7.3. Exercise of a SAR: A SAR shall entitle the Participant to exercise such SAR (or any portion of such SAR) by surrendering the SAR in exchange for a payment equal to the excess of the Fair Market Value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price of the SAR. Such payment may be in cash, in shares of Common Stock, in shares of Restricted Stock, or any combination thereof, as the Committee shall determine. Upon exercise or lapse of a SAR issued in tandem with an Option or lapse thereof, the related Option shall be canceled automatically to the extent of the number of shares of Common Stock covered by such exercise or lapse, and such shares shall no longer be available for purchase under the Option. Conversely, if the related Option is exercised, or lapses, as to some or all of the shares of Common Stock covered by the grant, the related SAR, if any, shall be canceled automatically to the extent of the number of shares of Common Stock covered by the Option exercise or lapse.

7.4. Other Applicable Provisions: Unless specifically provided in this Article VII and unless otherwise provided in an Award Agreement, a SAR shall be subject to the same terms and conditions applicable to Options as stated in Article VI.

8.	PROVISIONS APPLICABLE TO RESTRICTED STOCK.

8.1.	Grant of Restricted Stock.

Subject to the other terms of the Plan, the Committee may, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Stock to eligible Employees, Directors and Consultants; (ii) determine the restrictions applicable to Restricted Stock; and (iii) determine or impose other conditions to the grant of Restricted Stock under the Plan as it may deem appropriate.

8.2.	Certificates.

(a) Each Grantee of Restricted Stock shall be issued a stock certificate in respect of Restricted Stock awarded under the Plan. Such certificate shall be registered in the name of the Grantee. Without limiting the generality of Section 5.1(b), the certificates for Restricted Stock issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Intersil Corporation 2008 Equity Compensation Plan and an Award Agreement issued by Intersil Corporation to the registered owner. Copies of such Plan and Award Agreement are on file in the offices of Intersil Corporation.

(b) The Committee shall require that the stock certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Grantee shall have delivered a stock power, endorsed in blank, relating to the stock covered by such Award. If and when such restrictions lapse, the stock certificates shall be delivered by the Company to the Grantee or his or her designee as provided in Section 8.3.

8.3.	Restrictions and Conditions.

(a) Unless otherwise provided by the Committee, the Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(i) Subject to the provisions of the Plan and the Award Agreement, during a period commencing with the date of the Award and ending on the date the period of forfeiture with respect to the Restricted Stock lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Restricted Stock awarded under the Plan (or have such Shares attached or garnished). Subject to the provisions of the Award Agreement and clauses (iii) and (iv) below, the period of forfeiture with respect to Restricted Stock granted hereunder shall lapse as provided in the applicable Award Agreement.

(ii) Except as provided in the foregoing clause (i), the Grantee shall have, in respect of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares, and the right to receive any cash dividends, which dividends shall be held by the Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and shall be forfeited if the underlying Shares are forfeited). Certificates for Shares (not subject to restrictions) shall be delivered to the Grantee or his or her designee promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Restricted Stock.

(iii) Subject to the provisions of the Award Agreement and clause (iv) below, if the Grantee has a Separation from Service by the Company for Cause, or by the Grantee for any reason, during the applicable period of forfeiture, then all Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee.

(iv) Subject to the provisions of the Award Agreement, in the event the Grantee has a Separation from Service on account of death or Disability, or the Grantee has a Separation from Service by the Company for any reason other than Cause, during the applicable period of forfeiture, then restrictions will immediately lapse on all Restricted Stock granted to the applicable Grantee.

(b) Subject to Section 8.3(a)(iv), the restriction period applicable to any grant of Restricted Stock shall expire after a one-year period or ratably over a two-, three-, four-, or five-year restriction period, as authorized by the Committee, unless the earlier vesting of a Restricted Stock grant is based upon the attainment of a Performance Goal (or Performance Goals); provided, however, that unless otherwise specifically provided in the Plan otherwise, in no event shall the applicable restriction period expire prior to the first anniversary of the date of such grant.

9.	PROVISIONS APPLICABLE TO PHANTOM SHARES.

9.1.	Grant of Phantom Shares.

Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Phantom Shares to eligible Employees, Directors and Consultants and (ii) determine or impose other conditions to the grant of Phantom Shares under the Plan as it may deem appropriate.

9.2.	Term.

The Committee may provide in an Award Agreement that any particular Phantom Share shall expire at the end of a specified term.

9.3.	Vesting.

(a) Phantom Shares shall vest and first become exercisable according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant.

(b) Unless otherwise provided in the Award Agreement, if a Grantee has a Separation from Service, any and all of the Grantee’s Phantom Shares which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding.

9.4.	Settlement of Phantom Shares.

(a) Each vested and outstanding Phantom Share shall be settled by the transfer to the Grantee of one Share; provided that, the Committee at the time of grant may provide that a Phantom Share may be settled (i) in cash at the applicable Phantom Share Value, (ii) in cash or by transfer of Shares as elected by the Grantee in accordance with procedures established by the Committee or (iii) in cash or by transfer of Shares as elected by the Company.

(b) Each Phantom Share shall be settled with a single-sum payment by the Company; provided that, with respect to Phantom Shares of a Grantee which have a common Settlement Date, the Committee may permit the Grantee to elect in accordance with procedures established by the Committee to receive installment payments over a period not to exceed ten (10) years. Such election must be made (i) in the year before the award is made, (ii) within 30 days of initial eligibility under the Plan, (iii) within 30 days of a grant but only if there is at least a 12 month vesting requirement attached to the Award and the deferral election is made at least 12 months before any portion of the Award is scheduled to vest, or (iv) if the Award is subject to attainment of Performance Goals, at least 6 months prior to the date the applicable performance period for such Performance Goal ends; provided, that, in any such case, such election complies with the requirements of Section 409A of the Code and the regulations thereunder.

(c) The Settlement Date with respect to a Grantee is the first day of the month to follow the Grantee’s Separation from Service, provided that a Grantee may elect, in accordance with procedures to be adopted by the Committee, that such Settlement Date will be deferred as elected by the Grantee to a time permitted by the Committee under procedures to be established by the Committee. Elections under this Section 9.4(c) will not be effective for twelve months and must be made no later than twelve (12) months prior to the date on which the Award would otherwise be settled and must permit payment of a lump-sum or the commencement of payments over a period not to exceed ten (10) years (as specified in the form of election) no earlier than five (5) years following the date upon which payment would otherwise commence under the terms of the Award Agreement.

(d) Notwithstanding anything to the contrary in Section 9.4(c) above, to the extent required by Section 409A of the Code and guidance thereunder, if the Grantee is a Specified Employee on the date of his Separation from Service, the Settlement Date shall not occur until six (6) months after such Specified Employee’s Separation from Service for any reason other than death or Disability.

(e) Notwithstanding the foregoing, the Settlement Date, if not earlier pursuant to this Section 9.4(c), is the date of the Grantee’s death.

9.5.	Other Phantom Share Provisions.

(a) Rights or benefits with respect to Phantom Shares granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance attachment, charge, garnishment, execution, or levy of any kind, wither voluntary or involuntary, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, charge or otherwise dispose of any right or benefits payable hereunder shall be void.

(b) A Grantee may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee’s death, payments hereunder shall be made to the Grantee’s estate. If a Grantee with a vested Phantom Share dies, such Phantom Share shall be settled and the Phantom Share Value in respect of such Phantom Shares paid, and any payments deferred pursuant to an election under Section 9.3(c) shall be accelerated and paid, as soon as practicable (but no later than 60 days) after the date of death to such Grantee’s beneficiary or estate, as applicable.

(c) Phantom Shares are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan. Each Grantee’s right in the Phantom Shares is limited to the right to receive payment, if any, as may herein be provided. The Phantom Shares do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of ERISA. The right of any Grantee of Phantom Shares to receive payments by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained in the Plan shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company. Without limiting Section 9, no provision of the Plan shall be interpreted to confer any voting, dividend or derivative or other similar rights with respect to any Phantom Shares.

10.	PROVISIONS APPLICABLE TO DEFERRED STOCK UNITS

10.1. Grant of DSUs. Subject to the terms of the Plan, the Committee may grant Deferred Stock Units to eligible Employees, Directors and Consultants pursuant to an Award Agreement, which contains such terms and conditions as determined by the Committee.

10.2. Vesting; Other Restrictions. The DSUs granted under the Plan shall vest and be paid in accordance with the terms provided for by the Committee in an Award Agreement; provided, however, that, except as otherwise provided in the Plan with respect to a Change in Control, such Award Agreement shall, in the discretion of the Committee, provide that either (i) no DSUs shall vest prior to the third anniversary of the date of grant, unless such vesting occurs due to attainment of a Performance Goal (or Performance Goals), in which case no DSU shall vest prior to the first anniversary of the date of grant, or (ii) DSUs shall vest over a two-, three-, four-, or five-year period, as determined by the Committee in its discretion. The DSU may be subject to additional terms and conditions as the Committee so determines in its sole and absolute discretion. Unless the Committee provides otherwise in an applicable Award Agreement, in the event of a Separation from Service not for Cause, all unvested DSUs will be forfeited upon Separation from Service. Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code and guidance thereunder, distributions of Common Stock underlying a DSU made to a Specified Employee upon a Separation from Service shall not be made earlier than the date which is six months following such Specified Employee’s Separation from Service for any reason other than death or Disability.

10.3. Deferral of DSUs. The terms of a DSU grant may provide for the elective deferral of receipt of a DSU in accordance with terms established by the Compensation Committee. Such deferral must be made (i) in the year before the award is made, (ii) within 30 days of initial eligibility under the Plan, (iii) within 30 days of a grant but only if there is at least a 12 month vesting requirement attached to the Award and the deferral election is made at least 12 months before any portion of the Award is scheduled to vest, or (iv) if the Award is subject to attainment of Performance Goals, at least 6 months prior to the date the applicable performance period for such Performance Goal ends. Such deferral also must defer receipt of the DSU for a period of no less than five (5) years after the date upon which the DSU would vest absent such election. Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code and guidance thereunder, distributions of Common Stock underlying a DSU made to a Specified Employee upon a Separation from Service shall not be made earlier than the date which is six months following such Specified Employee’s Separation from Service for any reason other than death or Disability.

10.4. Certificates; Shareholder Rights; Dividends. A Share certificate shall not be issued to the Grantee prior to vesting or the expiration of any applicable deferral period under section 10.3. Prior to the date a Share is issued, a Grantee shall not have the right to vote the shares or receive dividends. However, the Committee may provide for payments that are equal to the amount of the dividends which are otherwise payable with respect to unvested or deferred DSUs (“Dividend Equivalents”) provided that such Dividend Equivalents shall be subject to the same restrictions as the underlying DSU.

10.5. Non-Transferability. A DSU Grantee may not sell, transfer, assign or in any other way convey or encumber a DSU

11.	Claims Procedure. With respect to Phantom Shares and Deferred Stock Units, but only to the extent ERISA is applicable to such Award, the Company shall administer a claims procedure as follows:

11.1. Initial Claim. A Participant or his or her beneficiary who believes that he or she is entitled to benefits under the Plan (the “Claimant”), or the Claimant’s authorized representative acting on behalf of such Claimant, must make a claim for those benefits by submitting a written notification of his or her claim of right to such benefits. Such notification must be on the form and in accordance with the procedures established by the Committee.

11.2. Procedure for Review. The Committee shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan and that, where appropriate, the Plan provisions have been applied consistently to similarly situated Claimants. Any notification to a Claimant required hereunder may be provided in writing or by electronic media, provided that any electronic notification shall comply with the applicable standards imposed under section 2520.104b-1(c) of Title 29 of the Code of Federal Regulations.

11.3. Claim Denial Procedure. If a claim is wholly or partially denied, the Committee shall notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 180 days from receipt of the claim. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefor, and (iv) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA following an adverse benefit determination on review.

11.4. Appeal Procedure. In the case of an adverse benefit determination, the Claimant or his or her representative shall have the opportunity to appeal to the Committee for review thereof by requesting such review in writing to the Committee within 60 days of receipt of notification of the denial. Failure to submit a proper application for appeal within such 60 day period will cause such claim to be permanently denied. The Claimant or his or her representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be deemed “relevant” to a claim in accordance with section 2560.503-1(m)(8) of Title 29 of the Code of Federal Regulations. The Claimant or his or her representative shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Committee shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant or his or her representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

11.5. Decision on Appeal. The Committee shall notify a Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review, unless the Committee determines that special circumstances require an extension of time for processing the appeal. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Committee expects to render a benefit determination. An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim (the relevance of a document, record or other information will be determined in accordance with section 2560-1(m)(8)) of Title 29 of the Code of Federal Regulations and (iv) a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA.

12.	TAX WITHHOLDING.

12.1.	In General.

The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require a Participant to pay to the Company at such time as the Committee determines the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of (i) the exercise of any Option or SAR, (ii) the lapsing of any restrictions applicable to any Restricted Stock or DSUs, (iii) the receipt of a distribution in respect of Phantom Shares or (iv) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code).

12.2.	Share Withholding.

(a) Upon the exercise of an Option, the Participant may, if approved by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes. In the event that the Optionee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.

(b) Upon the lapsing of restrictions on Restricted Stock or DSUs (or other income-recognition event), the Grantee may, if approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes.

12.3.	Withholding Required.

Notwithstanding anything contained in the Plan to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Participant and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Option, Restricted Stock or Phantom Shares shall be forfeited upon the failure of the Participant to satisfy such requirements with respect to, as applicable, (i) the exercise of an Option or SAR, (ii) the lapsing of restrictions on DSUs or Restricted Stock (or other income-recognition event) or (iii) distributions in respect of any Phantom Shares.

12.4.	For purposes of this Section 12, the “Company” shall include the Company, its Subsidiaries and its Affiliates, as applicable.

13.	REGULATIONS AND APPROVALS.

13.1. The obligation of the Company to sell Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

13.2. The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.

13.3. Each Award (or issuance of Shares in respect thereof) is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of an Award or no payment shall be made or Shares issued in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

13.4. In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

13.5. Without amending the Plan, Awards may be granted to Participants who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to further the purposes of the Plan.

14.	INTERPRETATION AND AMENDMENTS, OTHER RULES.

The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Committee may (i) determine the extent, if any, to which an Award shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as

Committee members before the Change in Control; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee, except as provided in clause (ii) of the foregoing sentence, shall be final and binding upon all persons. The Board (or the Committee, if such power is so delegated by the Board) may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to an Award previously granted unless such amendments are required in order to comply with applicable laws; provided that the Board (or the Committee, if such power is so delegated by the Board) may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained.

Employee Stock Option Exchange Program. Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s shareholders, the Committee may provide for, and the Company may implement, a stock option exchange program, pursuant to which certain outstanding stock options granted pursuant to the Plan and the Company’s 1999 Equity Compensation Plan, as amended and restated from time to time (the “1999 Plan”), could, at the election of the person holding such stock options, be tendered to the Company for cancellation in exchange for the issuance of a smaller number of Options with a lower exercise price, provided that such stock option exchange offer is commenced within twelve months after the date of such shareholder approval (the “Exchange”). Approval of the Exchange by the shareholders will also constitute approval of an increase in the number of shares authorized for issuance under Section 5.1 of the Plan by 2,913,705 shares; provided, however, that such additional shares may be used solely in connection with the Exchange and, to the extent not used will be cancelled and will not be available for future grant. All Shares underlying stock options (whether granted under the 2008 Plan or the 1999 Plan) that are cancelled in connection with the Exchange will be cancelled and no such Shares will be made available for future grant.

In accordance with, and to the extent permitted by, NASDAQ IM-5635-1, in the event that the Company directly or indirectly acquires another entity (by merger or otherwise), all shares of common stock available for issuance under any shareholder approved equity compensation plan of such entity as of such acquisition shall, subject to the immediately succeeding two sentences and upon the adoption of a resolution by the Board assuming such plan, be available for issuance under the Plan (after appropriate adjustment to reflect such acquisition) (the “Transferred Shares”). Awards covering Transferred Shares relating to a specific acquisition (i) may not be granted after the assumed plan would have expired absent such acquisition and (ii) may be granted only to individuals who were employed by the acquired company or its subsidiaries at the time of the acquisition or to such other class of individuals as may be permitted by NASDAQ IM-5635-1. Transferred Shares shall be subject to all of the terms, conditions and limitations of the Plan (including, without limitation, the provisions of the Plan governing the effect of forfeiture of Awards and governing the number of Shares that are deemed issued upon the grant, exercise, vesting or settlement of an Award); provided, however, that when issued, Transferred Shares attributable to a specific acquisition shall not reduce the number of Shares available for issuance under Section 5.1(a) of the Plan, but instead shall reduce only the number of Transferred Shares attributable to such acquisition that remain available for issuance under the Plan. The Committee or its designee, where necessary, shall establish and use such methods and procedures as it determines appropriate for the purpose of determining the number of Transferred Shares attributable to each acquisition that are available for issuance to ensure that Transferred Shares are awarded in accordance with this Section 14.

15.	CHANGES IN CAPITAL STRUCTURE; CHANGE IN CONTROL.

15.1. Changes in Capital Structure.

(a) If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, then:

(x)	the maximum aggregate number of Shares which may be made subject to Awards under the Plan, shall be appropriately adjusted by the Committee; and/or

(y)	the Committee shall take any such action as in its judgment shall be necessary to preserve the Participants’ rights in their respective Awards substantially proportionate to the rights existing in such Awards prior to such event, including, without limitation, adjustments in (A) the number of Awards granted, (B) the number and kind of shares or other property to be distributed in respect of Awards, (C) the Option Price (or exercise price of a SAR), and (D) performance-based criteria established in connection with Awards; provided that, in the discretion of the Committee, the foregoing clause (D) may also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section 15.1(a) had the event related to the Company.

(b) Any Shares or other securities distributed to a Grantee with respect to Restricted Stock shall be subject to the restrictions and requirements imposed by Section 8, including depositing the certificates therefor with the Company together with a stock power and bearing a legend as provided in Section 8.2(a).

(c) If the Company shall be consolidated or merged with another corporation, each Grantee who has received Restricted Stock that is then subject to restrictions imposed by Section 8.3(a) may be required to deposit with the successor corporation the certificates for the stock or securities or the other property that the Grantee is entitled to receive by reason of ownership of Restricted Stock in a manner consistent with Section 8.2(b), and such stock, securities or other property shall become subject to the restrictions and requirements imposed by Section 8.3(a), and the certificates therefor or other evidence thereof shall bear a legend similar in form and substance to the legend set forth in Section 8.2(a).

15.2. Change in Control.

(a) Options and SARs. Upon a Change in Control, unless otherwise provided by the Committee or in an Award Agreement, the Committee, in its discretion, may take one or more of the following actions with respect to all Options and SARs that are outstanding and unexercised as of such Change in Control: (i) accelerate the vesting and exercisability of all such Options and/or SARs to the extent unvested and unexercisable, such that all outstanding Options and/or SARs are fully vested and exercisable, (ii) cancel all outstanding vested Options and/or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Common Stock underlying the unexercised portion of the Option or SAR, as applicable, as of the date of the Change in Control over the Option Price in the case of an Option, or the exercise price in the case of a SAR, of such portion, (iii) terminate all Options and/or SARs immediately prior to the Change in Control, provided that the Company provide the Participant an opportunity to exercise such Options and/or SARs, as applicable, within a specified period following the Participant’s receipt of a written notice of such Change in Control and of the Company’s intention to terminate such Options and/or SARs, as applicable, prior to such Change in Control, or (iv) require the successor corporation, following a Change in Control if the Company does not survive such Change in Control, to assume all outstanding Options and/or SARs and to substitute such Options and/or SARs, as applicable, with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of such Participants with respect to such Awards.

(b) Other Awards. Upon a Change in Control, all Restricted Stock, Phantom Shares and DSU grants that are outstanding may, at the discretion of the Committee, become immediately and fully vested. Unless otherwise provided in an applicable Award Agreement, upon a Change in Control, all vested Phantom Shares and DSU grants shall be distributed in a single sum payment. Notwithstanding the foregoing, payment of vested Phantom Shares and DSU grants may be delayed in connection with the Change in Control to the extent permitted under Section 409A of the Code.

15.3. Committee Authority. The judgment of the Committee with respect to any matter referred to in this Section 15 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

16.	MISCELLANEOUS.

16.1.	No Rights to Employment or Other Service.

Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company, its Subsidiaries or its Affiliates or interfere in any way with the right of the Company, its Subsidiaries or its Affiliates and its stockholders to terminate the individual’s employment or other service at any time.

16.2.	No Fiduciary Relationship.

Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company, its Subsidiaries or Affiliates, or any of their officers or the Committee, on the one hand, and the Participant, the Company, its Subsidiaries, its Affiliates or any other person or entity, on the other.

16.3.	Notices.

All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Committee or mailed to its principal office, addressed to the attention of the Committee; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 16.3.

16.4.	Exculpation and Indemnification.

The Company shall indemnify and hold harmless the members of the Board and the members of the Committee, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

16.5.	Captions.

The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

16.6.	Governing Law.

THE PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS.